Exhibit 4.1

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

PRB OIL & GAS, INC.

and

BLACK RAVEN ENERGY, INC.

AMENDED AND RESTATED SENIOR SECURED DEBENTURE

Issuance Date: February 2, 2009	Principal: U.S. $18,450,000

FOR VALUE RECEIVED, PRB Oil & Gas, Inc., a Colorado corporation (the “Company”), a wholly owned subsidiary of Black Raven Energy, Inc., a Nevada corporation formerly known as PRB Energy, Inc. (“Parent”), and the Parent (the Company and the Parent being sometimes referred to herein collectively as the “Obligors”) hereby promise, jointly and severally, to pay to the order of West Coast Opportunity Fund, LLC or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate equal to ten percent (10.00%) per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or, the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof).  This Amended and Restated Senior Secured Debenture (including all Senior Secured Debentures issued in exchange, transfer or replacement hereof, this “Debenture”) is issued by the Obligors pursuant to the terms and provisions of the Plan of Reorganization (as defined below) and amends, restates and supersedes the two Prior Senior Secured Debentures (as defined below).  Certain capitalized terms used herein are defined in Section 21.

(1)                                  PAYMENTS OF PRINCIPAL.  On December 31, 2009 (the “Initial Scheduled Principal Payment Date”), the Obligors shall pay to the Holder $3,750,000 of the outstanding Principal balance of this Debenture, as well as all accrued but unpaid Interest hereunder as of such date. On the Maturity Date, the Obligors shall pay to the Holder the remainder of the outstanding Principal balance of this Debenture, as well as all accrued but unpaid Interest hereunder as of such date. For purposes of this Debenture, the term “Maturity Date” shall mean December 31, 2010, or (a) such earlier date as may be accelerated by the Required Holders upon the occurrence and/or existence of an Event of Default in accordance with the terms hereof, or (b) such later date as may be extended at the option of the Required Holders (i) in the event that, and for so long as, an Event of Default (as defined in Section 3(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 4(b)) is delivered prior to the Maturity Date.

(2)                                  INTEREST; INTEREST RATE.  Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Payment Quarter on the last day of each such Payment Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”).  Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, in cash (“Cash Interest”).  Interest accrues at the Interest Rate on all outstanding unpaid Principal owed under this Debenture and all accrued Interest is payable on each Interest Date.  Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to eighteen percent (18.00%) (the “Default Rate”).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)                                  RIGHTS UPON EVENT OF DEFAULT.

(a)                                  Events of Default.  Each of the following events shall constitute an “Event of Default”:

(i)                                     the Obligors’ failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Debenture (including, without limitation, the Obligors’ failure to pay any redemption payments or amounts hereunder) or any other Transaction Document, if such failure continues (A) for a period of at least five (5) Business Days in the case of a failure to pay any amount of Principal or (B) for a period of at least three (3) Business Days from notice by Holder in the case of a failure to pay any other amount;

(ii)                                  any default occurs and is continuing under any redemption of or acceleration prior to maturity of any Indebtedness of the Company, Parent or any of their respective Subsidiaries in excess of $100,000; provided, that in the event that any such acceleration of indebtedness is rescinded by the holders thereof prior to acceleration of this Debenture, no Event of Default shall exist as a result of such rescinded acceleration;

(iii)                               the Company, Parent or any of their Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv)                              creditors of the Company, Parent or any of their Subsidiaries file an action for relief under any Bankruptcy Law against such entity in an involuntary case and such action is not dismissed within thirty (30) days of such filing or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company, Parent or any of their Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company, Parent or any of their Subsidiaries or (C) orders the liquidation of the Company, Parent or any of their Subsidiaries;

(v)                                 a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company, Parent or any of their Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Obligors provide the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the applicable Obligor will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(vi)                              the Company or Parent, as applicable, materially breaches any representation or warranty, or breaches any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(vii)                           any breach or failure in any respect to comply with Section 8 of this Debenture which shall continue for a period of thirty (30) days after notice of such breach or failure;

(viii)                        any Event of Default (as defined in any Security Document) occurs and is continuing under any Security Document, the repudiation by the Company, Parent or any of their Subsidiaries of any of its obligations under any Security Document or the unenforceability of any Security Document against the Company, Parent or any of their Subsidiaries for any reason; or

(ix)                                the occurrence or existence of any violation or breach on the part of either Obligor of the Plan of Reorganization or the failure of either Obligor to comply in a timely manner with any order of the bankruptcy court exercising bankruptcy jurisdiction over the Plan of Reorganization.

(b)                                 Redemption Right.  Promptly after the occurrence of an Event of Default with respect to this Debenture, the Obligors shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Required Holders may require the Obligors to redeem all or any portion of the Debentures (as “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Obligors, which Event of Default Redemption Notice shall indicate the portion of the Debentures the Required Holders are electing to redeem; provided that upon the occurrence of any default described in Section 3(a)(vi) and 3(a)(vii), the Debentures shall automatically, and without any action on behalf of the Holders, be redeemed by the Obligors.  Each portion of the Debentures subject to redemption by the Obligors pursuant to this Section 3(b) shall be redeemed by the Obligors at a price equal to 110% of the outstanding Principal amount and accrued and unpaid Interest and accrued and unpaid Late Charges and Interest with respect to such portion of the Debentures subject to redemption (the “Event of Default Redemption Price”).  Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7.

(4)                                  RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)                                  Assumption.  Neither Obligor shall enter into or be party to a Fundamental Transaction unless (i) such Fundamental Transaction has been approved in advance in writing by the Required Holders, and (ii) the Successor Entity assumes in writing all of the obligations of the applicable Obligor(s) under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture referring to the “Company”, the “Parent”, and/or the “Obligors”, as applicable, shall refer instead to the Successor Entity), and may exercise every right and power of the applicable Obligor and shall assume all of the obligations of the applicable Obligor(s) under this Debenture with the same effect as if such Successor Entity had been named as the “Company”, “Parent”, or “Obligor” herein.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of this Debenture.

(b)                                 Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Obligors shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Required Holders may require the Obligors to redeem all or any portion of the Debentures by delivering written notice thereof (“Change of Control Redemption Notice”) to the Obligors, which Change of Control Redemption Notice shall indicate the portion of the Debentures each Holder is electing to redeem.  The portion of this Debenture subject to redemption pursuant to this Section 4 shall be redeemed by the Obligors at a price equal to 110% of the sum of the amount being redeemed together with accrued and unpaid Interest with respect to such amount and accrued and unpaid Late Charges with respect to such amount and Interest (the “Change of Control Redemption Price”).  Redemptions required by this Section 4 shall be made in accordance with the provisions of Section 7 and shall have priority to payments to stockholders in connection with a Change of Control.

(5)                                  COMPANY REDEMPTION.  The Obligors may elect to pay to the Holder of this Debenture the Company Redemption Amount, subject to and in accordance with the terms of this Section 5, by redeeming the Principal, in whole but not in part, in accordance with this Section 5 (a “Company Redemption”); provided that all of the outstanding Principal must be redeemed by the Obligors, subject to the provisions of this Section 5.  On or prior to the date which is the sixth (6th) Business Day prior to the Company Redemption (each, a “Company Redemption Notice Due Date”), the Obligors shall deliver written notice (each, a “Company Redemption Notice”), to the Holder which Company Redemption Notice shall state the amount which the Obligors elect to redeem pursuant to a Company Redemption (the “Company Redemption Amount”), which shall be equal to 110% of the outstanding Principal, together with accrued and unpaid Interest with respect to such Company Redemption Amount and accrued and unpaid Late Charges with respect to such Company Redemption Amount and Interest.  Each Company Redemption Notice shall be irrevocable.  The Obligors shall redeem the applicable Company Redemption Amount of this Debenture pursuant to this Section 5.  If the Obligors elect a Company Redemption, then the Company Redemption Amount which is to be paid to the Holder on the applicable Company Redemption Date shall be redeemed by the Obligors on such Company Redemption Date, and the Obligors shall pay to the Holder on such Company Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Company Redemption Amount.

(6)                                  NON-CIRCUMVENTION.  The Company and Parent hereby covenant and agree that neither the Company nor Parent will, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture.

(7)                                  HOLDER’S REDEMPTIONS.

(a)                                  Mechanics.  The Obligors shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Obligors’ receipt of the Required Holders’ Event of Default Redemption Notice.  If the Required Holders have submitted a Change of Control Redemption Notice in accordance with Section 4(b), the Obligors shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise.  In the event of a redemption of less than all of the Principal of this Debenture, the Obligors shall promptly cause to be issued and delivered to the Holder a new Debenture (in accordance with Section 11(d)) representing the outstanding Principal which has not been redeemed.

(b)                                 Redemption by Holders.  Any Event of Default Redemption Notice or Change of Control Redemption Notice for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(b), Section 4(b) or Section 8 is to be delivered to the Obligors by the Required Holders.  If the Obligors receive any Event of Default Redemption Notice or Change of Control Redemption Notice and the Obligors are unable to redeem all Principal, interest and other amounts designated in such Redemption Notice, then the Obligors shall redeem a pro rata amount from each holder of the Debentures (including the Holder) based on the Principal amount of the Debentures submitted for redemption pursuant to such Event of Default Redemption Notice or Change of Control Redemption Notice received by the Obligors from the Required Holders.

(8)                                  COVENANTS.

(a)                                  Rank.  All payments due under this Debenture shall be senior in right of payment to all other Indebtedness of the Company and its Subsidiaries except for Permitted Indebtedness that is secured by Permitted Liens.

(b)                                 Incurrence of Indebtedness.  So long as this Debenture is outstanding, Parent and the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Debenture, and (ii) Permitted Indebtedness that is either unsecured or secured by Permitted Liens.

(c)                                  Existence of Liens.  So long as this Debenture is outstanding, Parent and the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by Parent, the Company or any of either of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)                                 Restricted Payments.  Parent shall not, the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly,

(i)                                     declare or pay any dividend or make any other payment or distribution on account of the Parent’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent) or to the direct or indirect holders of the Parent’s Equity Interests in their capacity as such;

(ii)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the

Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent in excess of $200,000 per calendar year; or

(iii)                               make any payment on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or the Parent, except a payment of interest, principal or other amounts due at the stated maturity thereof.

(e)                                  Asset Sales.  Parent shall not, the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale.

(f)                                    Use of Proceeds.  The Obligors shall use the proceeds of this Debenture:  (i) for the fees and expenses associated with the sale of the Debenture and Common Stock; (ii) to pay certain costs, expenses, and obligations of the Obligors as provided for the in the Plan of Reorganization, and (iii) for general corporate purposes.

(g)                                 Ratification of Obligations and Liens.  Each of the Obligors hereby ratifies and confirms all of its respective obligations under, or in connection with, the Transaction Documents and all of the documents, instruments, and agreements executed, or otherwise existing, in connection therewith (other than the Registration Rights Agreement and the Securities Purchase Agreement), as amended, modified, and restated hereby. Without limiting the generality of the foregoing, each of the Obligors hereby expressly acknowledges and agrees that all Liens granted by either of the Obligors under any of the Security Documents heretofore executed in connection with the Prior Senior Secured Debentures shall continue to secure the indebtedness, obligations, and liabilities of each of the Obligors under this Debenture with the same force and effect as if this Debenture was specifically described in each of such Security Documents as indebtedness specifically secured thereby.

(h)                                 Further Assurances. Each of the Obligors hereby agrees to hereafter take such additional actions, and execute and deliver such additional documentation (in form and substance reasonably acceptable to the Holder) as the Holder may, from time to time hereafter, reasonably request in order to further implement, confirm, preserve, protect, continue, perfect, or otherwise effectuate the terms and provisions of this Debenture and/or any of the other Transaction Documents.

(9)                                  VOTE TO ISSUE, OR CHANGE THE TERMS OF, DEBENTURES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Debenture.

(10)                            TRANSFER.                             This Debenture may be offered, sold, assigned or transferred by the Holder without the consent of the Obligors, or either of them, subject only to the following provisions:

(a)                                  Transfer or Resale.  Each Holder understands that: this Debenture has not been and is not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii)

such Holder shall have delivered to the Company and Parent an opinion of counsel, in a generally acceptable form, to the effect that this Debenture may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) such Holder provides the Company and Parent with reasonable assurance that this Debenture can be sold, assigned or transferred pursuant to Rule 1544 or Rule 144A promulgated under the 1933 Act (or, in each case, a successor rule thereto); provided, however, that this Debenture may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by this Debenture and such pledge of this Debenture shall not be deemed to be a transfer, sale or assignment of this Debenture hereunder, and no Holder effecting a pledge of this Debenture shall be required to provide the Company or Parent with any notice thereof or otherwise make any deliver to the Company or Parent pursuant to this Debenture or any other Transaction Document.

(b)                                 Legends.  Each Holder understands that the certificates or other instruments representing this Debenture, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144a UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company and/or Parent, as applicable, shall issue a new Debenture without such legend to the holder of this Debenture upon which it is stamped, if (i) this Debenture is registered for resale under the 1933, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company or Parent, as applicable, with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of this Debenture may be made without registration under the applicable requirements of the 1933 Act, or (iii) this Debenture is sold, assigned or transferred pursuant to Rule 144, or such holder provides the Company or Parent, as applicable, with reasonable assurance that this Debenture can be sold, assigned, or transferred pursuant to Rule 144(k).

(11)                            REISSUANCE OF THIS DEBENTURE.

(a)                                  Transfer.  If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Obligors, whereupon the Obligors will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 11(d)), registered as the Holder may request, representing the outstanding Principal being transferred, by the Holder and, if less then the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 11(d)) to the Holder representing the outstanding Principal not being transferred.

(b)                                 Lost, Stolen or Mutilated Debenture.  Upon receipt by the Obligors of evidence reasonably satisfactory to the Obligors of the loss, theft, destruction or mutilation of this Debenture, and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Obligors shall execute and deliver to the Holder a new Debenture (in accordance with Section 11(d)) representing the outstanding Principal.

(c)                                  Debenture Exchangeable for Different Denominations.  This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Parent, for a new Debenture or Debentures (in accordance with Section 11(d) and in Principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)                                 Issuance of New Debentures.  Whenever the Obligors are required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 11(a) or Section 11(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights, security, benefits, and conditions as this Debenture, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Debenture, from the Issuance Date.

(12)                            REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Obligors to comply with the terms of this Debenture.  Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Obligors (or the performance thereof).  The Obligors each acknowledge and agree that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  Each Obligor therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(13)                            PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of either Obligor or other proceedings affecting creditors’ rights and involving a claim under this Debenture, then the Obligors shall, jointly and severally, pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(14)                            CONSTRUCTION; HEADINGS.  This Debenture shall be deemed to be jointly drafted by the Obligors and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

(15)                            FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(16)                            DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Redemption Price, the Obligors shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Obligors are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Obligors shall, within one Business Day submit via facsimile the disputed arithmetic calculation of the Redemption Price to the Parent’s independent, outside accountant.  The Obligors, at the Obligors’ expense, shall cause the accountant to perform the determinations or calculations and notify the Obligors and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(17)                            NOTICES; PAYMENTS.

(a)                                  Notices.  Any notices, consents, waivers or other communications require or permitted to be given under the terms of this Debenture and/or any of the other Transaction Documents shall, except to the extent specifically provided otherwise in an applicable Transaction Document, be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:
PRB Oil & Gas, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
Telephone:	303 308-1330
Facsimile:	303 308-1590
Attention:	President

With a copy (for informational purposes only) to:

Douglas R. Wright, Esq.
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, CO 80203
Telephone:	303 607-3500
Facsimile:	303 607-3600

If to Parent:
Black Raven Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
Telephone:	303 308-1330
Facsimile:	303 308-1590
Attention:	President

With a copy (for informational purposes only) to:
Douglas R. Wright, Esq.
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, CO 80203
Telephone:	303 607-3500
Facsimile:	303 607-3600

If to the initial Holder of this Debenture:
West Coast Opportunity Fund, LLC
2151 Alessandro Drive, Suite 215
Ventura, CA 93001
Attention:	Atticus Lowe
Telephone:	805 653-5333
Facsimile:	805 648-6488

With a copy (for informational purposes only) to:
Thompson & Knight LLP
Three Allen Center
333 Clay Street, Suite 3300
Houston, TX 77002-4499
Telephone:	713 653-8660
Facsimile:	713 654-1871
Attention:	Rhett G. Campbell, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

The Obligors shall each provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefor.

(b)                                 Payments.  Whenever any payment of cash is to be made by the Obligors, or either of them, to any Person pursuant to this Debenture, such payment shall be made in lawful money of the United States of America by a check drawn on an account of the applicable Obligor(s) and sent via overnight courier service to such Person at such address as previously provided to the Obligors in writing (which address, in the case of the initial Holder of this Debenture, shall initially be as set forth in Subsection (a) above for notice purposes); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Obligors with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due under this Debenture or under any of the other the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable, jointly and severally, by the Obligors in an amount equal to interest on such amount at the rate of eighteen percent (18.00%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(18)                            CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Debenture have been paid in full in cash, this Debenture shall automatically be deemed canceled, shall be surrendered to the Parent for cancellation and shall not be reissued.

(19)                            WAIVER OF NOTICE.  To the extent permitted by law, the Obligors hereby waive demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture.

(20)                            GOVERNING LAW.  This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(21)                            CERTAIN DEFINITIONS.  For purposes of this Debenture, the following terms shall have the following meanings:

(a)                                  “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business, and (ii) the sale of Equity Interests in any of the Subsidiaries of either Obligor; provided that the following shall not constitute an “Asset Sale”:  (A) sales and recourse lease-backs of compressors that have been approved in advance in writing by Lender; (B) farm-outs, partnerships and other participation agreements or arrangements typical in the oil and gas industry that have been approved in advance in writing by Lender and distributions by the Obligors or any of their respective Subsidiaries of an interest in or right to an oil and gas project, to participants, co-owners, partners, operators, interest holders or others, that are required pursuant to the documentation governing such oil and gas project if such agreements or arrangements are not required to be disclosed in a Form 8-K under the Securities Exchange Act of 1934; (C) the sale of equipment that has become worn out or obsolete; and (D) the sale of assets if the proceeds therefrom shall be used to immediately replace such assets and be secured pursuant to the Security Documents and the value of such assets shall not exceed $100,000 for any one sale or in the aggregate $300,000 in any calendar year.

(b)                                 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed.

(c)                                  “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

(d)                                 “Capital Stock” means:  (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(e)                                  “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the shares of Capital Stock in which holders of the voting power as to either of the Obligors immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of either of the Obligors.

(f)                                    “Common Stock” shall mean the common stock of the Parent, par value $.001 per share.

(g)                                 “Effective Date” has the meaning ascribed to such term in the Plan of Reorganization..

(h)                                 “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

(i)                                     “Exit Financing” means that one certain Principal advance, in the amount of up to $1,500,000, made by Holder to the Obligors as provided in the Plan of Reorganization and advanced on the Effective Date.

(j)                                     “Fundamental Transaction” means that either of the Obligors shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the applicable Obligor is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of either of the Obligors to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Capital Stock (not including any shares of Capital Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement).with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Capital Stock (not including any shares of Capital Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Capital Stock.

(k)                                  “GAAP” means United States generally accepted accounting principles, consistently applied.

(l)                                     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(i)                                     interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(ii)                                  other agreements or arrangements designed to manage interest rates or interest rate risk; and

(iii)                               other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

(m)                               “Indebtedness” means, any indebtedness (excluding accrued expenses and trade payables), whether or not contingent:

(i)                                     in respect of borrowed money;

(ii)                                  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii)                               in respect of banker’s acceptances;

(iv)                              representing Capital Lease Obligations;

(v)                                 representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(vi)                              representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Company prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the Company or its Subsidiaries (whether or not such Indebtedness is assumed by the Company or such Subsidiary) and, to the extent not otherwise included, the guarantee by the Company or any of its Subsidiaries of any Indebtedness of any other Person.

(n)                                 “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or Prospects of the Obligors and their Subsidiaries, taken as a whole, or on the transactions contemplated by this Debenture and by the other Transaction Documents, or on the authority or ability of either Obligor to perform its respective obligations under this Debenture and/or under any of the other Transaction Documents.

(o)                                 “Mortgages” means, collectively, (i) any and all mortgages, deeds of trust, assignments of production, security agreements, and/or financing statements heretofore executed and delivered by the Obligors, or either of same, securing the Prior Senior Secured Debentures, including without limitation, any of same that are described or referred to in Exhibit “A” attached hereto, (ii) any and all other or additional mortgages, deeds of trust, assignments of production, security agreements, and/or financing statements that may contemporaneously herewith or hereafter be executed and delivered by the Obligors, or either of same, or any other Person, securing this Debenture, and (iii) any and all amendments, modifications, extensions, restatements, supplements, and other modifications of or to any or all of the foregoing.

(p)                                 “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(q)                                 “Payment Quarter” means each of:  the period beginning on and including the Issuance Date and ending on and including March 31, 2009; the period beginning on and including April 1, 2009 and ending on and including June 30, 2009; the period beginning on and including July 1, 2009 and ending on and including September 30, 2009; the period beginning on and including October 1, 2009 and ending on and including December 31, 2009; the period beginning on and including January 1, 2010 and ending on and including March 31, 2010; the period beginning on and including April 1, 2010 and ending on and including June 30, 2010; the period beginning on and including July 1, 2010 and ending on and including September 30, 2010; and the period beginning on and including October 1, 2010 and ending on and including December 31, 2010.

(r)                                    “Permitted Indebtedness” means (a) purchase money debt, Capital Lease Obligations or other Indebtedness incurred in connection with the acquisition of an interest in property, equipment, entities, or other assets or otherwise in the ordinary course of business and the refinancing, renewal or extension (but not any increase in the amount)  thereof, provided that such purchase money debt, Capital Lease Obligations or other Indebtedness is recourse only to the interests in property, equipment, entities or other assets so acquired and (b) Indebtedness of the Parent, the Company or any Subsidiary outstanding as of the Effective Date (after giving effect to the terms and provisions of the Plan of Reorganization) and the refinancing, renewal or extension thereof provided that (i) there are no additional obligors with respect thereto, (ii) there is no shortening of the maturity thereof, (iii) principal amount thereof is not increased, and (iv) the security interest is not changed or amended; (c) recourse leases of compressors that have been approved in advance in writing by Lender, (d) additional Indebtedness not to exceed $500,000 at any time which shall not be secured or shall be expressly subordinated to this Debenture pursuant to subordination documentation in form and substance acceptable to the Holder; and (e) Indebtedness of the Parent, the Company or any Subsidiary required or expressly permitted by the terms and provisions of the Plan of Reorganization and the refinancing, renewal or extension (but not any increase in the amount) thereof.

(s)                                  “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Obligors’ obligations under this Debenture and/or the Prior

Senior Secured Debentures, (v) Liens securing Permitted Indebtedness, (vi) royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by Parent or any Subsidiary with respect to the interests owned by such Person, consistent with past practice and industry standards, if the net cumulative effect of such burdens does not operate to deprive such Person of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests), if such royalties, overriding royalties, reversionary interests, production payments and similar burdens are not required to be disclosed in a Form 8-K under the Securities Exchange Act of 1934; (vii) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Parent or any Subsidiary’s assets or properties, consistent with past practice and industry standards and that are not required to be disclosed in a Form 8-K under the Securities Exchange Act of 1934; (viii) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Parent or any Subsidiary’s assets and properties which were in existence at the time such assets and properties were originally acquired by such Person and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of Parent or any Subsidiary’s assets and properties, considered in the aggregate, consistent with past practice and industry standards and that are not required to be disclosed in a Form 8-K under the Securities Exchange Act of 1934; (ix) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (x) legal or equitable encumbrances up to an aggregate amount of $250,000 deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith; or (xi) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Parent or any Subsidiary’s assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority, to the extent any such rights could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)                                    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(u)                                 “Plan of Reorganization” means the Plan of Reorganization filed and confirmed in the chapter 11 cases of In re PRB Energy, Inc., Case No. 08-12658, and In re PRB Oil & Gas, Inc., Case No. 08-12661, both pending in the United States Bankruptcy Court for the District of Colorado.

(v)                                 “Prior Senior Secured Debentures” means two Senior Secured Debentures, each dated December 28, 2006 and each in the original principal amount of $7,500,000, one of which was originally payable to the order of Lender and the other of which was originally payable to the order of DKR Soundshore Oasis Holding Fund Ltd.

(w)                               “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock.

(x)                                   “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 28, 2006, by and among the Parent and the original holders of the Prior Senior Secured Debentures.

(y)                                 “Required Holders” means the holders of Debentures representing at least a majority of the aggregate Principal amount of the Debentures then outstanding.

(z)                                   “SEC” means the United States Securities and Exchange Commission.

(aa)                            “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of December 28, 2006, by and among the Obligors and the original holders of the Prior Senior Secured Debentures.

(bb)                          “Security Agreements” means, collectively, (i) any and all pledges, security agreements, and/or financing statements heretofore executed and delivered by the Obligors, or either of same, covering personal property and securing the Prior Senior Secured Debentures, including without limitation, any of same that are described or referred to in Exhibit “A” attached hereto, (ii) any and all other or pledges, security agreements, collateral assignments, financing statements, and/or other collateral documents covering personal property that may contemporaneously herewith or hereafter be executed and delivered by the Obligors, or either of same, or any other Person, securing this Debenture, and (iii) any and all amendments, modifications, extensions, restatements, supplements, and other modifications of or to any or all of the foregoing.

(cc)                            “Security Documents” means, collectively, the Security Agreements, the Mortgages, if any, and all other instruments, documents and agreements delivered by either of the Obligors or any of their respective Subsidiaries in order to grant to any holder of this Debenture, or any of the Prior Senior Secured Debentures, a Lien on any real, personal or mixed property of either of the Obligors or one of their respective Subsidiaries as security for the obligations under this Debenture and/or any of the Prior Senior Secured Debentures.

(dd)                          “Subsidiaries” means any entity in which either of the Obligors, directly or indirectly, owns or controls capital stock, equity interest(s), or other indicia of ownership.

(ee)                            “Successor Entity” means the Person, which may be an Obligor, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.

(ff)                                “Transaction Documents” means this Debenture, the Security Documents, and any and all other or additional documents, instruments, and agreements relating to, or executed, or otherwise existing, in connection herewith or therewith, other than the Registration Rights Agreement and the Securities Purchase Agreement.

(22)                            DISCLOSURE.  Upon receipt or delivery by either Obligor of any notice in accordance with the terms of this Debenture, unless the Obligors have in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Obligors or their respective Subsidiaries, the Obligors shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Obligors believe that a notice contains material, nonpublic information relating to the Obligors or their respective Subsidiaries, the Obligors so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to either of the Obligors or any of their respective Subsidiaries.

(23)                            RENEWAL AND EXTENSION OF EXISTING INDEBTEDNESS; ADDITONAL INDEBTEDNESS.  The indebtedness evidenced by this Debenture constitutes (i) in part, a renewal, extension, amendment, and restatement (but not a novation or extinguishment) of the indebtedness of the Obligors to the holders of the Prior Senior Secured Debentures (all of which indebtedness is currently owned by the Holder of this Debenture), and, (ii) in part, the advance by the Holder to the Obligors of additional funds, in the amount of up to $1,500,000, as the Exit Financing under the Plan of Reorganization.

[Signature Page Follows]

IN WITNESS WHEREOF, the Obligors have caused this Debenture to be duly executed as of the Issuance Date set out above.

PRB OIL & GAS, INC.

By:	/s/ William F. Hayworth
Name: William F. Hayworth
Title: President and Chief Executive Officer

BLACK RAVEN ENERGY, INC.

By:	/s/ William F. Hayworth
Name: William F. Hayworth
Title: President and Chief Executive Officer